Exhibit 99.1

Joint Press Release

Linde completes tender offer for Lincare

CLEARWATER, Fla., Aug. 8, 2012 (GLOBE NEWSWIRE)—The Linde Group announced today that its previously announced tender offer to purchase all the issued and outstanding shares of common stock of Lincare Holdings Inc. (NASDAQ: LNCR) at USD 41.50 per share in cash expired, as scheduled, and was not extended.

The depositary for the tender offer has advised Linde that, as of 12:00 midnight, New York City time, on Tuesday, 7 August 2012 when the tender offer expired, a total of 73,441,467 shares of Lincare common stock were validly tendered and not withdrawn, representing approximately 83.87% of the shares of Lincare common stock then outstanding. The depositary for the tender offer has also advised Linde that it has received commitments to tender 9,393,638 additional shares of Lincare common stock under guaranteed delivery procedures, representing approximately 10.73% of the shares of Lincare common stock then outstanding. Linde has accepted for payment the shares validly tendered and not withdrawn in the tender offer.

Linde intends to complete the acquisition of Lincare through a short-form merger without a vote or meeting of Lincare’s shareholders. Each of the remaining shares of Lincare common stock will be converted into the right to receive the same $41.50 per share in cash that was paid in the tender offer. Upon completion of the merger, Lincare will become a wholly owned indirect subsidiary of Linde. Lincare’s common stock will no longer be listed on the Nasdaq Global Select Market.

The Linde Group is a world-leading gases and engineering company with around 51,000 employees in more than 100 countries worldwide. In the 2011 financial year, it generated revenue of EUR 13.787 bn. The strategy of The Linde Group is geared towards long-term profitable growth and focuses on the expansion of its international business with forward-looking products and services. Linde acts responsibly towards its shareholders, business partners, employees, society and the environment—in every one of its business areas, regions and locations across the globe. The Group is committed to technologies and products that unite the goals of customer value and sustainable development.

For more information, see The Linde Group online at http://www.linde.com and Lincare at http://www.lincare.com

For further Information:

Linde Group Media Uwe Wolfinger Phone: +49.89.35757-1320	Lincare Investor Relations Paul G. Gabos Phone: +1 (727) 530-7700

Matthias Dachwald Phone: +49.89.35757-1333

Investor Relations Dr. Dominik Heger Phone: +49.89.35757-1334

Lisa Tilmann Phone: +49.89.35757-1328

Disclaimer

This release contains forward-looking statements about Linde and Lincare and their respective subsidiaries and businesses. These include, without limitation, those concerning the strategy of an integrated group, future growth potential of markets and products, profitability in specific areas, the future product portfolio, development of and competition in economies and markets of the group.

These forward looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of Linde’s and Lincare’s control, are difficult to predict and may cause actual results to differ significantly from any future results expressed or implied in the forward-looking statements in this release.

While Linde and Lincare respectively believe that the assumptions made and the expectations reflected in this release are reasonable, no assurance can be given that such assumptions or expectations will prove to have been correct and no guarantee of whatsoever nature is assumed in this respect. The uncertainties include, inter alia, the risk of a change in general economic conditions and government and regulatory actions. These known, unknown and uncertain factors are not exhaustive, and other factors, whether known, unknown or unpredictable, could cause the group’s actual results or ratings to differ materially from those assumed hereinafter. Linde and Lincare undertake no obligation to update or revise the forward-looking statements in this release whether as a result of new information, future events or otherwise.

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